Exhibit 99.(d)(11)

The UBS Funds
One North Wacker Drive
Chicago, IL 60606
October 27, 2023

UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

1.     Each of the funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”). Class A shares and Class P shares of each Fund are separately referred to herein as a “Class.”

2.     You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions, dividend expense and securities loan fees for securities sold short, and extraordinary expenses, such as proxy-related expenses) (“Reimbursable Operating Expenses”) of each Fund or any Class thereof to the extent, if any, that the Reimbursable Operating Expenses for a Fund or any Class thereof, for the period October 29, 2023 through October 28, 2024, otherwise would exceed the “Expense Limitation” rate for each Class of each Fund shown in Schedule B.  The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.     The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of a Fund or Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed a Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class to exceed the lesser of any applicable expense limit that is in place for the Fund (i) at the time of the waiver or reimbursement, or (ii) at the time of recoupment.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.     This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to a Fund; provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.     You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.     This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

By:	/s/ Mark Carver
Name:	Mark Carver
Title:	President

By:	/s/ Rose Ann Bubloski
Name:	Rose Ann Bubloski
Title:	Vice President and Assistant Treasurer

The foregoing Agreement is hereby accepted as of October 27, 2023

UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Executive Director and Deputy General Counsel

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title:	Director and Associate General Counsel

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Schedule A

UBS All China Equity Fund
UBS Global Allocation Fund

UBS Multi Income Bond Fund

UBS U.S. Small Cap Growth Fund

UBS Emerging Markets Equity Opportunity Fund

UBS Engage For Impact Fund
UBS Sustainable Development Bank Bond Fund

UBS US Dividend Ruler Fund

UBS US Quality Growth At Reasonable Price Fund

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Schedule B

Fund	A	P
UBS All China Equity Fund	1.35%	1.10%
UBS Global Allocation Fund	1.20%	0.95%
UBS U.S. Small Cap Growth Fund	1.24%	0.99%
UBS Multi Income Bond Fund	0.90%	0.65%
UBS Emerging Markets Equity Opportunity Fund	1.25%	1.00%
UBS Engage For Impact Fund	1.10%	0.85%
UBS Sustainable Development Bank Bond Fund	0.35%	0.25%
UBS US Dividend Ruler Fund	N/A	0.50%
UBS US Quality Growth At Reasonable Price Fund	N/A	0.50%

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